INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statements (Nos. 33-35941, 33-43868, 33-43866, 33-45994, 33-45142, 33-54382, 33-69946 and
33-75088) of Bentley Pharamceuticals, Inc. (formerly Belmac Corporation) and subsidiaries (the "Company") on Form S-3 and the Registration Statement No. 33-85154 of the Company on Form S-8 of our reports dated March 29, 1996, which reports express an unqualified opinion and include an emphasis paragraph referring to a significant subsequent event, appearing in the Annual Report on Form 10-K of the Company for the years ended December 31, 1995 and 1994.



/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Tampa, Florida
March 29, 1996